Exhibit 99.1

News Release

225 West Wacker Drive	Telephone:	+1 312 696-6000
Chicago	Facsimile:	+1 312 696-6009
Illinois 60606

Contact:

Media: Margaret Kirch Cohen, 312-696-6383, margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Third-Quarter 2007 Financial Results

CHICAGO, Nov. 1, 2007—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its third-quarter 2007 financial results. The company reported consolidated revenue of $111.9 million in the third quarter of 2007, a 37% increase from revenue of $81.8 million in the third quarter of 2006. Morningstar’s third-quarter results included $10.2 million in revenue from acquisitions completed during the previous 12 months. Consolidated operating income was $31.4 million in the third quarter of 2007, an increase of 53%, compared with $20.5 million in the third quarter of 2006. Morningstar’s net income was $19.9 million in the third quarter of 2007, or 41 cents per diluted share, compared with $13.5 million, or 29 cents per diluted share, in the third quarter of 2006.

Morningstar’s third-quarter results include revenue from previous acquisitions, including the mutual fund data business acquired from Standard & Poor’s on March 16, 2007. Excluding acquisitions and the impact of foreign currency translations, Morningstar’s revenue increased approximately 23% in the third quarter of 2007. Foreign currency translations had a positive impact of $0.9 million in the quarter. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

In the first nine months of 2007, revenue increased $88.9 million, or 39%, to $317.0 million, compared with $228.1 million in the same period a year ago. Revenue for the first nine months of the year included $35.4 million from acquisitions. Consolidated operating income increased 47% to $83.9 million in the first nine months of 2007, compared with $57.2 million in the prior-year period. Net income was $53.9 million, or $1.13 per diluted share, in the first nine months of 2007, compared with $38.2 million, or 82 cents per diluted share, in the same period in 2006.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We’re pleased with our results this quarter. Our key products continue to perform well, with Investment Consulting contributing the most to revenue growth. Assets under advisement for Investment Consulting rose to $91.4 billion, up from $47.6 billion a year ago. Morningstar Advisor Workstation was the second largest contributor to revenue growth during the quarter, followed by Licensed Data, Morningstar Direct, and Morningstar.com.”

Mansueto added, “Our operations outside the United States grew substantially. We’re now much more diversified geographically, with more than 20% of our revenue base coming from outside the United States. It’s also worth noting that our third-quarter operating margin grew 3 percentage points year over year, reflecting the fundamental health of our business and our ability to leverage our core assets of proprietary investment research and data. Continued growth in our Institutional segment, as well as contributions from some acquired operations, helped drive our operating margin increase.”

Key Business Drivers

Revenue:  In the third quarter of 2007, revenue in the Institutional segment grew 58% compared with the third quarter of 2006; 21 percentage points of this increase came from acquisitions. Revenue in the Advisor segment rose 20%, of which 6 percentage points came from acquisitions. Individual segment revenue rose 16%, with 3 percentage points of this increase coming from acquisitions.

Revenue from international operations was $24.9 million in the third quarter of 2007, an increase of 102% from the same period a year ago. International revenue included $8.6 million from acquisitions, primarily from Standard & Poor’s fund data business. Excluding the impact of acquisitions and foreign currency translations, international revenue grew approximately 25% in the third quarter of 2007, compared with the prior-year period. For the first nine months of 2007, international revenue rose 110%, with the majority of the increase coming from acquisitions. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $31.4 million in the third quarter of 2007, a 53% increase from the same period in 2006. Operating expense rose $19.1 million, or 31%, in the third quarter of 2007. Because of the timing of acquisitions made during the past 12 months, Morningstar had additional expenses in the third quarter of 2007 that did not exist in the same period in 2006. These expenses include amortization of intangible assets related to acquisitions, which contributed an additional $1.5 million to operating expense in the quarter.

Compensation-related expense, excluding bonuses, increased $8.3 million, with the majority of the increase coming from additional headcount. Bonus expense increased $3.7 million in the quarter. Another key contributor to the higher operating expense was an increase in general and administrative expense related to temporary transition costs and professional fees associated with the fund data operations acquired from Standard & Poor’s, primarily in Europe. The company also recorded $0.9 million in expense related to the settlement of litigation in Australia. Worldwide headcount grew to approximately 1,680 employees as of Sept. 30, 2007, compared with 1,400 as of Sept. 30, 2006. This growth primarily reflects employees from acquisitions, hiring in the United States, and continued hiring in the company’s development center in China.

The company’s operating margin was 28.1% in the third quarter of 2007, compared with 25.1% in the same period in 2006. In the first nine months of 2007, operating margin was 26.5%, compared with 25.1% in the first nine months of 2006.

Free Cash Flow:  Morningstar generated free cash flow of $24.9 million in the third quarter of 2007, reflecting cash provided by operating activities of $28.4 million and capital expenditures of $3.5 million. Despite the increase in net income, cash flow from operations decreased because of a $5.7 million change in deferred revenue related to product renewals. Morningstar frequently invoices sales and collects cash in advance of providing services or fulfilling client subscriptions. Deferred revenue declined relative to second-quarter 2007 levels because of the timing of subscriptions and license renewals in the third quarter. Morningstar experienced a similar trend in the third quarter of 2006, but to a lesser degree. Significantly higher income tax payments also offset the positive cash flow impact of the increase in net income. In 2006, cash flow from operations reflected a $13.0 million cash tax benefit from the Ibbotson acquisition, which resulted in lower tax payments. Because this was a one-time benefit in 2006, income tax payments increased in 2007. The payment related to the Australian litigation also reduced cash flow from operations in the third quarter of 2007.

Capital expenditures in the quarter increased $2.6 million mainly because of spending for office space build-outs in several locations. The company expects capital expenditures to be significantly higher in 2008 than in previous years primarily because of spending for its new corporate headquarters in Chicago.

In the first nine months of 2007, Morningstar generated free cash flow of $63.5 million, reflecting cash provided by operating activities of $72.9 million and capital expenditures of $9.4 million. Cash flow from operations in the first nine months of 2007 increased $3.9 million, lagging the increase in net income because of higher payments for bonuses, income taxes, and the Australian litigation. Bonuses paid in the first nine months of 2007 were $12.3 million higher than in the prior-year period because of strong company performance and incremental bonuses for businesses acquired during 2006. Income tax payments were $18.0 million higher than in the prior-year period. In 2006, cash flow from operations reflected a $13.0 million cash tax benefit related to the Ibbotson acquisition. Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Sept. 30, 2007, Morningstar had cash, cash equivalents, and investments of $193.1 million, compared with $163.8 million as of Dec. 31, 2006.

Business Segment Performance

Individual Segment:  The largest product in this segment based on revenue is the company’s U.S.-based Web site for individual investors, Morningstar.com®. The Individual segment also includes Morningstar® Equity Research and several print and online publications.

•                  Revenue was $23.7 million in the third quarter of 2007, a 16% increase from $20.4 million in the third quarter of 2006.

•                  Acquisitions contributed revenue of $0.7 million to the Individual segment in the third quarter, all of which came from Aspect Huntley.

•                  Morningstar.com, including Premium Membership and Internet advertising sales, was the main contributor to the increase in organic revenue. Newsletters and Equity Research also contributed to the revenue growth.

•                  During the quarter, the company launched a new section on Morningstar.com that features equity option data and information.

•                  Operating income was $6.2 million in the third quarter of 2007, a 12% increase from $5.5 million in the prior-year period. Operating expense increased in 2007, primarily because of the Aspect Huntley acquisition and higher compensation expense.

•                  Operating margin was 26.1% in the third quarter of 2007, compared with 27.0% in the third quarter of 2006. The margin decline was mainly due to the Aspect Huntley acquisition.

Advisor Segment:  The largest products in this segment based on revenue are Morningstar® Advisor WorkstationSM, Morningstar® Principia®, and Morningstar® Managed PortfoliosSM.

•                  Revenue was $29.3 million in the third quarter of 2007, a 20% increase from $24.4 million in the same period in 2006. In the third quarter of 2006, Advisor segment results included one-time revenue of $1.3 million related to eliminating a redundant license following the merger of two clients.

•                  Acquisitions contributed revenue of $1.4 million to the Advisor segment in the third quarter, primarily from the acquisition of Standard & Poor’s fund data business.

•                  Morningstar Advisor Workstation drove most of the growth in organic revenue. Total licenses for Morningstar Advisor Workstation in the United States increased to 173,877 as of Sept. 30, 2007, compared with 121,179 in the prior-year period. Part of this growth reflects changes in the scope of some contracts. In 2007, a few clients who previously held tools-only contracts converted their agreements to full-site licenses. For full-site licenses, Morningstar includes all affiliated advisors who have access to the site in the total license count. By contrast, for tools-only contracts, Morningstar includes a smaller number of advisors in the total based on actual usage.

•                  Principia subscriptions grew to 49,303 as of Sept. 30, 2007, compared with 48,944 in the prior-year period, in large part because of the introduction of two new modules, Presentations & Education and Asset Allocation.

•                  During the quarter, the company launched Morningstar Site Builder, a software package that investment companies can customize to integrate Morningstar tools and reports into their advisor Web sites. Morningstar also introduced a local version of Advisor Workstation Office Edition in the United Kingdom.

•                  Operating income was $8.7 million in the third quarter of 2007, an increase of 12% compared with $7.7 million in the third quarter of 2006.

•                  Operating margin was 29.5% in the third quarter of 2007, compared with 31.6% in the third quarter of 2006. This segment’s operating margin was 3.8 percentage points higher in the third quarter of 2006 because of the $1.3 million in one-time revenue related to eliminating a redundant license following the merger of two clients.

Institutional Segment:  The largest products and services in this segment based on revenue are Investment Consulting, Licensed DataSM, Retirement Advice (including Advice by Ibbotson® and Morningstar® Retirement ManagerSM), the institutional Workstation product acquired from Standard & Poor’s, Licensed Tools and Content, and Morningstar DirectSM.

•                  Revenue was $60.8 million in the third quarter of 2007, a 58% increase from $38.6 million in the third quarter of 2006.

•                  Acquisitions contributed revenue of $8.1 million to the Institutional segment in the third quarter, primarily from the acquisition of Standard & Poor’s fund data business.

•                  Investment Consulting was the largest contributor to revenue growth. Licensed Data and Morningstar Direct also made meaningful contributions to organic revenue growth.

•                  Operating income was $20.7 million in the third quarter of 2007, versus $9.7 million in the same period in 2006. Operating expense grew in this segment, but at a much lower rate than the revenue increase.

•                  Operating margin was 34.0% in the third quarter of 2007, compared with 25.0% in the prior-year period. The majority of the increase was driven by growth in higher-margin services, such as Investment Consulting, as well as the fund data business acquired from Standard & Poor’s.

Important Note: Beginning in early 2008, when Morningstar releases its year-end 2007 financial results, the company will issue its press release after the market closes as opposed to before the market opens. Morningstar is making this change to give investors more time to review its results before the market opens.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in the United States and in major international markets. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on more than 260,000 investment offerings, including stocks, mutual funds, and similar vehicles. The company has operations in 18 countries and minority ownership positions in companies based in three other countries.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.  In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Other factors that could materially affect actual results, levels of activity, performance, or achievements can be found in Morningstar’s filings with the Securities and Exchange Commission, including Morningstar’s Annual Report on Form 10-K for the year ended Dec. 31, 2006. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you read in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables.  Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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© 2007 Morningstar, Inc. All rights reserved.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended September 30				Nine months ended September 30
(in thousands, except per share amounts)	2007	2006	change		2007	2006	change
Revenue	$111,859	$81,821	36.7%		$316,991	$228,138	38.9%
Operating expense(1):
Cost of goods sold	28,674	22,389	28.1%		83,549	63,114	32.4%
Development	9,010	7,876	14.4%		26,199	21,273	23.2%
Sales and marketing	17,132	12,971	32.1%		50,332	36,511	37.9%
General and administrative	19,936	13,781	44.7%		57,150	39,606	44.3%
Depreciation and amortization	5,662	4,267	32.7%		15,843	10,440	51.8%
Total operating expense	80,414	61,284	31.2%		233,073	170,944	36.3%
Operating income	31,445	20,537	53.1%		83,918	57,194	46.7%
Operating margin	28.1%	25.1%			26.5%	25.1%
Non-operating income (expense):
Interest income, net	1,812	1,169	55.0%		4,998	3,086	62.0%
Other income (expense), net	408	(31)	NM	F	103	(343)	NM	F
Non-operating income, net	2,220	1,138	95.1%		5,101	2,743	86.0%
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	33,665	21,675	55.3%		89,019	59,937	48.5%
Income tax expense	14,229	9,228	54.2%		36,516	24,450	49.3%
Equity in net income of unconsolidated entities	417	1,100	(62.1)%		1,409	2,405	(41.4)%
Income before cumulative effect of accounting change	19,853	13,547	46.5%		53,912	37,892	42.3%
Cumulative effect of accounting change, net of income tax expense of $171(2)	—	—	—		—	259	NM	F
Net income	$19,853	$13,547	46.5%		$53,912	$38,151	41.3%
Basic income per share:
Basic income per share before cumulative effect of accounting change	$0.46	$0.33	39.4%		$1.26	$0.93	35.5%
Cumulative per share effect of accounting change	—	—	—		—	—	—
Basic net income per share	$0.46	$0.33	39.4%		$1.26	$0.93	35.5%
Diluted income per share:
Diluted income per share before cumulative effect of accounting change	$0.41	$0.29	41.4%		$1.13	$0.81	39.5%
Cumulative per share effect of accounting change	—	—	—		—	0.01	NM	F
Diluted net income per share	$0.41	$0.29	41.4%		$1.13	$0.82	37.8%
Weighted average common shares outstanding:
Basic	43,393	41,448			42,889	40,913
Diluted	48,232	46,578			47,919	46,598

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
(1) Includes stock-based compensation expense of:
Cost of goods sold	$408	$302	$1,259	$859
Development	302	141	926	386
Sales and marketing	327	152	1,038	415
General and administrative	1,560	1,663	4,911	4,611
Total stock-based compensation expense	$2,597	$2,258	$8,134	$6,271

(2) Relates to adoption of Statement of Financial Accounting Standards No. 123(R).

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended September 30				Nine months ended September 30
	2007	2006	change		2007	2006	change

Revenue	100.0%	100.0%	—		100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	25.6%	27.4%	(1.8	)pp	26.4%	27.7%	(1.3	)pp
Development	8.1%	9.6%	(1.5	)pp	8.3%	9.3%	(1.0	)pp
Sales and marketing	15.3%	15.9%	(0.6	)pp	15.9%	16.0%	(0.1	)pp
General and administrative	17.8%	16.8%	1.0	pp	18.0%	17.4%	0.6	pp
Depreciation and amortization	5.1%	5.2%	(0.1	)pp	5.0%	4.6%	0.4	pp
Total operating expense(2)	71.9%	74.9%	(3.0	)pp	73.5%	74.9%	(1.4	)pp
Operating margin	28.1%	25.1%	3.0	pp	26.5%	25.1%	1.4	pp

	Three months ended September 30				Nine months ended September 30
	2007	2006	change		2007	2006	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.4%	0.4%	—		0.4%	0.4%	—
Development	0.3%	0.2%	0.1	pp	0.3%	0.2%	0.1	pp
Sales and marketing	0.3%	0.2%	0.1	pp	0.3%	0.2%	0.1	pp
General and administrative	1.4%	2.0%	(0.6	)pp	1.5%	2.0%	(0.5	)pp
Total stock-based compensation expense(2)	2.3%	2.8%	(0.5	)pp	2.6%	2.7%	(0.1	)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended September 30		Nine months ended September 30
($000)	2007	2006	2007	2006

Operating activities
Net income	$19,853	$13,547	$53,912	$38,151
Adjustments to reconcile net income to net cash flows from operating activities:
Cumulative effect of accounting change	—	—	—	(259)
Depreciation and amortization	5,662	4,267	15,843	10,440
Deferred income tax expense (benefit)	2,134	(1,593)	436	(2,310)
Stock-based compensation expense	2,597	2,258	8,134	6,271
Equity in net income of unconsolidated entities	(417)	(1,100)	(1,409)	(2,405)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(6,264)	(2,312)	(13,275)	(8,820)
Other, net	(63)	(192)	(112)	624
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,522)	383	(6,978)	(2,375)
Other assets	(1,010)	665	(141)	1,120
Accounts payable and accrued liabilities	(2,530)	(228)	698	(473)
Accrued compensation	14,128	9,605	1,237	2,431
Deferred revenue	(10,517)	(4,836)	2,872	3,589
Income taxes payable	6,563	9,228	13,766	22,695
Other liabilities	(234)	(94)	(2,107)	348
Cash provided by operating activities	28,380	29,598	72,876	69,027
Investing activities
Purchases of investments	(49,978)	(19,586)	(90,221)	(57,369)
Proceeds from sale of investments	9,144	4,785	51,364	65,239
Capital expenditures	(3,466)	(853)	(9,354)	(2,876)
Acquisitions, net of cash acquired	(5,252)	(30,496)	(60,315)	(116,859)
Other, net	—	(14)	(3)	(308)
Cash used for investing activities	(49,552)	(46,164)	(108,529)	(112,173)
Financing activities
Proceeds from stock option exercises	5,890	2,365	11,576	13,212
Excess tax benefits from stock option exercises and vesting of restricted stock units	6,264	2,312	13,275	8,820
Cash provided by financing activities	12,154	4,677	24,851	22,032
Effect of exchange rate changes on cash and cash equivalents	458	(189)	1,080	(72)
Net decrease in cash and cash equivalents	(8,560)	(12,078)	(9,722)	(21,186)
Cash and cash equivalents — Beginning of period	94,978	83,259	96,140	92,367
Cash and cash equivalents — End of period	$86,418	$71,181	$86,418	$71,181

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended September 30		Nine months ended September 30
($000)	2007	2006	2007	2006
Cash provided by operating activities	$28,380	$29,598	$72,876	$69,027
Less: Capital expenditures	(3,466)	(853)	(9,354)	(2,876)
Free cash flow	$24,914	$28,745	$63,522	$66,151

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
($000)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$86,418	$96,140
Investments	106,729	67,611
Accounts receivable, net	80,268	65,176
Other	12,460	8,557
Total current assets	285,875	237,484

Property and equipment, net	18,909	15,869
Investments in unconsolidated entities	19,490	18,659
Goodwill	124,304	86,680
Intangible assets, net	98,904	72,841
Deferred tax asset, net	15,521	13,789
Other assets	2,169	2,516
Total assets	$565,172	$447,838

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$21,936	$21,014
Accrued compensation	45,955	40,856
Income tax payable	2,207	1,620
Deferred revenue	123,576	100,525
Deferred tax liability, net	—	1,266
Other	1,572	2,182
Total current liabilities	195,246	167,463

Accrued compensation	10,697	7,591
Other long-term liabilities	3,044	3,361
Total liabilities	208,987	178,415
Total shareholders’ equity	356,185	269,423
Total liabilities and shareholders’ equity	$565,172	$447,838

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended September 30				Nine months ended September 30
($000)	2007	2006	change		2007	2006	change

Revenue
Individual	$23,667	$20,389	16.1%		$71,897	$58,892	22.1%
Advisor	29,336	24,397	20.2%		85,522	70,468	21.4%
Institutional	60,845	38,569	57.8%		165,751	103,437	60.2%
Eliminations	(1,989)	(1,534)	29.7%		(6,179)	(4,659)	32.6%
Consolidated revenue	$111,859	$81,821	36.7%		$316,991	$228,138	38.9%

Revenue—U.S.	$87,006	$69,517	25.2%		$253,405	$197,879	28.1%
Revenue—International	$24,853	$12,304	102.0%		$63,586	$30,259	110.1%

Revenue—U.S. (percentage of consolidated revenue)	77.8%	85.0%	(7.2	)pp	79.9%	86.7%	(6.8	)pp
Revenue—International (percentage of consolidated revenue)	22.2%	15.0%	7.2	pp	20.1%	13.3%	6.8	pp

Operating income (loss)(1)
Individual	$6,187	$5,509	12.3%		$17,980	$17,293	4.0%
Advisor	8,668	7,719	12.3%		23,558	20,196	16.6%
Institutional	20,676	9,661	114.0%		53,467	25,674	108.3%
Corporate items and eliminations	(4,086)	(2,352)	73.7%		(11,087)	(5,969)	85.7%
Consolidated operating income	$31,445	$20,537	53.1%		$83,918	$57,194	46.7%

Operating margin(1)
Individual	26.1%	27.0%	(0.9	)pp	25.0%	29.4%	(4.4	)pp
Advisor	29.5%	31.6%	(2.1	)pp	27.5%	28.7%	(1.2	)pp
Institutional	34.0%	25.0%	9.0	pp	32.3%	24.8%	7.5	pp
Consolidated operating margin	28.1%	25.1%	3.0	pp	26.5%	25.1%	1.4	pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of September 30 2007	2006	% change
Our employees
Worldwide headcount (approximate)	1,680	1,400	20.0%
Number of U.S. stock analysts	93	92	1.1%
Number of worldwide stock analysts	117	97	20.6%
Number of U.S. fund analysts	27	28	(3.6)%
Number of worldwide fund analysts	65	51	27.5%

Our business
Morningstar.com Premium subscriptions	177,045	161,001	10.0%
Registered users for Morningstar.com (U.S.)	5,227,250	4,794,976	9.0%
U.S. Advisor Workstation licenses	173,877	121,179	43.5%
Principia subscriptions	49,303	48,944	0.7%
Morningstar Direct licenses	1,908	1,212	57.4%
Assets under management for Morningstar Managed Portfolios	$2.2 bil	$1.6 bil	37.5%
Assets under management for managed retirement accounts	$12.8 bil	$7.2 bil	77.8%
Morningstar Associates	$975.9 mil	$513.7 mil	90.0%
Ibbotson Associates	$11.8 bil	$6.7 bil	76.1%
Assets under advisement for Investment Consulting	$91.4 bil	$47.6 bil	92.0%
Morningstar Associates	$54.5 bil	$35.0 bil	55.7%
Ibbotson Associates	$36.9 bil	$12.6 bil	192.9%

	Three months ended September 30		Nine months ended September 30
($000)	2007	2006	2007	2006
Effective income tax expense rate
Income before income taxes, equity in net income of unconsolidated entities, and cumulative effect of accounting change	$33,665	$21,675	$89,019	$59,937
Equity in net income of unconsolidated entities	417	1,100	1,409	2,405
Total	$34,082	$22,775	$90,428	$62,342
Income tax expense	$14,229	$9,228	$36,516	$24,450
Effective income tax expense rate	41.7%	40.5%	40.4%	39.2%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended September 30				Nine months ended September 30
($000)	2007	2006	% change		2007	2006	% change

Consolidated revenue	$111,859	$81,821	36.7%		$316,991	$228,138	38.9%
Less: acquisitions	(10,208)	—	NM	F	(35,364)	—	NM	F
Less: impact of foreign currency	(875)	—	NM	F	(1,824)	—	NM	F
Revenue excluding acquisitions and foreign currency translations	$100,776	$81,821	23.2%		$279,803	$228,138	22.6%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended September 30				Nine months ended September 30
($000)	2007	2006	% change		2007	2006	% change

International revenue	$24,853	$12,304	102.0%		$63,586	$30,259	110.1%
Less: acquisitions	(8,556)	—	NM	F	(24,531)	—	NM	F
Less: impact of foreign currency	(875)	—	NM	F	(1,824)	—	NM	F
International revenue excluding acquisitions and foreign currency translations	$15,422	$12,304	25.3%		$37,231	$30,259	23.0%

Revenue from Acquisitions

Morningstar includes acquired businesses in its financial results from the date of acquisition. As a result, revenue from acquisitions represents incremental revenue (compared with the same periods in 2006) from the following acquisitions, which occurred in 2006 and 2007:

Acquisition	2007 Revenue from Acquisitions
Ibbotson Associates, Inc.	January 1 through February 28, 2007
Aspect Huntley Pty Limited	January 1 through July 24, 2007
Hedge fund and separate account database division of InvestorForce, Inc.	January 1 through July 31, 2007
Standard & Poor’s fund data business	March 16 through September 30, 2007